Exhibit 23.5

[RAYMOND JAMES & ASSOCIATES, INC. LETTERHEAD]

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated June 23, 2006, to the Board of Directors of Farnsworth Bancorp, Inc. included as Annex H to the Proxy Statement/Prospectus of Sterling Banks, Inc. which forms the Registration Statement on Form S-4 and the references to our firm in such Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

Very truly yours,

RAYMOND JAMES &ASSOCIATES, INC.

By: Michael T. Mayes
Michael T. Mayes
Managing Director

August 10, 2006